UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 15, 2012

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Georgia	333-62216	74-3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite 1500, Savannah, GA  31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2012, Maher Albitar, M.D. resigned from the Board of Directors of Health Discovery Corporation (the “Company”).  Dr. Albitar will continue to serve as a consultant to the Company.

On November 16, 2012, Stephen D. Barnhill, M.D. resigned as Chairman, Director, and interim Chief Executive Officer of the Company.  Dr. Barnhill will continue to serve as a consultant to the Company. Joseph McKenzie D.V.M., a current member of the Board, has been appointed Chairman.

Mark A. Moore, Ph.D., 67, Chairman and Chief Executive Officer of SVM Capital, LLC (“SVM Capital”), has been appointed interim Chief Operating Officer of the Company and will serve as the Company’s principal executive officer and principal financial officer. The Company continues the search process for a permanent CEO and Dr. Moore will manage the Company operations during this search process. The Company will pay Dr. Moore a salary of $10,000 per month for his services.  In January 2007, SVM Capital was formed as a joint venture between the Company and Atlantic Alpha Strategies, LLC (“Atlantic Alpha”), an absolute return hedge fund, to explore and exploit the potential applicability of the Company’s SVM technology to quantitative investment management techniques.  Dr. Moore received a B.A. degree in Science and Philosophy from Florida Atlantic University in 1966. He received a Ph.D. in Philosophy with an emphasis on Value Theory and Logic from the University of Tennessee, Knoxville in 1973. Currently, Dr. Moore is also Chairman of Atlantic Alpha. In addition, Dr. Moore has served as Treasurer and Chairman of Memorial Health University Hospital Foundation as well as a member of the Board of Directors of Memorial Health University, where he is a member of the Investment and Finance Committee. Dr. Moore remains a member of Memorial Foundation Board.

Also, Herbert A. Fritsche, Ph.D. announced his retirement as Senior Vice President and Chief Science Officer of the Company effective December 31, 2012.  In addition, Dr. Fritsche will resign from the Board of Directors effective December 31, 2012. Dr. Fritsche will continue his work with the Company as a consultant beginning January 1, 2013.

Item 9.01.	Financial Statements and Exhibits.

(a)           Not applicable
(b)           Not applicable
(c)           Not applicable
(d)           Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: November 21, 2012	By:	/s/ Mark A. Moore, Ph.D.
Interim Chief Operating Officer